Exhibit 99.1

FOR RELEASE: Tuesday, July 25, 2017 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended June 30, 2017 was $524,000, or $0.28 per basic and $0.26 per diluted share, compared to $402,000, or $0.23 per basic and $0.21 per diluted share for the same period in 2016.  Net income for the six months ended June 30, 2017 was $695,000, or $0.38 per basic and $0.35 per diluted share, compared to $641,000, or $0.36 per basic and $0.33 per diluted share for the same period in 2016.

Robert T. Strong, President and Chief Executive Officer, stated, "I am extremely pleased to present the strongest quarterly earnings in the Company's history.  Net income for the quarter ended June 30, 2017 was 30.3% higher when compared to the same quarter of one year ago."

Mr. Strong continued, "For the quarter ended June 30, 2017, the Bank demonstrated strong loan growth by posting an increase in net loans receivable, including loans held for sale, of $10.1 million over the previous March 31, 2017 quarter end.  Contributing to this growth, the Bank's mortgage company subsidiary delivered the largest loan closing month in its history with over $10 million in loan originations during the month of June 2017."

Mr. Strong added, "The Bank's loan portfolio quality continues to improve with ratios of non-performing loans as a percent of loans receivable net and non-performing assets as a percent of total assets decreasing to 0.89% and 0.82%, respectively, at June 30, 2017 when compared to 0.98% and 1.43%, respectively, at June 30, 2016.  Additionally, our Texas ratio was 8.32% at June 30, 2017 compared to 13.60% at June 30, 2016."

In closing, Mr. Strong commented, "As always, in conjunction with having maintained a strong repurchase plan and having repurchased over 35% of our original shares issued in our initial public offering, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $524,000 for the three months ended June 30, 2017, an increase of $122,000, or 30.3%, compared to net income of $402,000 for three months ended June 30, 2016.  The increase in net income on a comparative quarterly basis was primarily the result of increases in non-interest income of $260,000, net interest income of $241,000, and a decrease in the provision for loan losses of $2,000, offset by an increase in non-interest expense of $346,000 and an increase in the provision for income taxes of $35,000.

The $241,000, or 14.6% increase in net interest income for the three months ended June 30, 2017 over the comparable period in 2016 was driven by a $334,000, or 14.7% increase in interest income, partially offset by a $93,000, or 15.0% increase in interest expense.  The increase in interest income was primarily due to a $31.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $156.1 million for the three months ended June 30, 2016 to an average balance of $187.9 million for the three months ended June 30, 2017, and had the effect of increasing interest income $447,000.  Partially offsetting this increase was a 26 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.63% for the three months ended June 30, 2016 to 5.37% for the three months ended June 30, 2017, which had the effect of decreasing interest income by $119,000.  The increase in interest expense was primarily attributable to an $18.5 million increase in average interest-bearing liabilities, which increased from an average balance of $170.5 million for the three months ended June 30, 2016 to an average balance of $189.0 million for the three months ended June 30, 2017, and had the effect of increasing interest expense $65,000.  Also contributing to this increase was a five basis point increase in the average rate on interest-bearing liabilities, from 1.46% for the three months ended June 30, 2016 to 1.51% for the three months ended June 30, 2017, which had the effect of increasing interest expense by $28,000.  The average interest rate spread increased from 3.42% for the three months ended June 30, 2016, to 3.45% for the same period in 2017 while the net interest margin increased from 3.54% for the three months ended June 30, 2016 to 3.60% for the three months ended June 30, 2017.

The provision for loan losses decreased $2,000, or 3.0%, from $66,000 for the three months ended June 30, 2016 to $64,000 for the three months ended June 30, 2017.  The decrease was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at June 30, 2017.

The $260,000, or 37.1% increase in non-interest income for the three months ended June 30, 2017 over the comparable period in 2016 was primarily attributable to a $212,000, or 42.1% increase in net gain on the sales of residential mortgage loans, $89,000 in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank which began operations on August 1, 2016, a $16,000 increase in the gain on the sale of SBA loans, and a $6,000  increase in other non-interest income, partially offset by a $47,000 increase in loss on sales and write-downs of other real estate owned and a $16,000 decrease in other fees and services charges.

The $346,000, or 21.1% increase in non-interest expense for the three months ended June 30, 2017 compared to the same period in 2016 was primarily attributable to a $238,000, or 21.3% increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations and the launch of  Quaint Oak Insurance Agency on August 1, 2016, a $79,000, or 56.8% increase in other expense, a $19,000 increase in occupancy and equipment expense, a $12,000 increase in amortization of other intangible related to the renewal rights of the book of business acquired from Signature Insurance Services, LLC on August 1, 2016, a $9,000 increase in advertising expense, and a $7,000 increase in FDIC insurance assessment.  These increases were partially offset by a $12,000 decease in professional fees, a $5,000 decrease in other real estate owned expense, and a $1,000 decrease in directors' fees and expenses.

The provision for income tax increased $35,000, or 14.6%, from $239,000 for the three months ended June 30, 2016 to $274,000 for the three months ended June 30, 2017 due primarily to the increase in pre-tax income. Our effective tax rate decreased from 37.3% for the three months ended June 30, 2016 to 34.3% for the three months ended June 30, 2017 primarily due to a tax deduction taken in the second quarter of 2017 related to the exercise of non-qualified stock options during the three months ended June 30, 2017.

For the six months ended June 30, 2017, net income increased $54,000, or 8.4%, from $641,000 for the six months ended June 30, 2016 to $695,000 for the six months ended June 30, 2017.  The increase in net income was primarily the result of increases in net interest income of $480,000 and non-interest income of $176,000, and decreases in the provision for income taxes of $52,000 and the provision for loan losses of $5,000, offset by an increase in non-interest expense of $659,000.

The $480,000, or 14.9% increase in net interest income for the six months ended June 30, 2017 over the comparable period in 2016 was driven by a $687,000, or 15.5% increase in interest income, partially offset by a $207,000, or 17.2% increase in interest expense.  The increase in interest income was primarily due to a $32.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $152.2 million for the six months ended June 30, 2016 to an average balance of $184.8 million for the six months ended June 30, 2017, and had the effect of increasing interest income $917,000.  Partially offsetting this increase was a 27 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.63% for the six months ended June 30, 2016 to 5.36% for the six months ended June 30, 2017, which had the effect of decreasing interest income by $248,000.  The increase in interest expense was primarily attributable to a $22.5 million increase in average interest-bearing liabilities, which increased from an average balance of $166.1 million for the six months ended June 30, 2016 to an average balance of $188.6 million for the six months ended June 30, 2017, and had the effect of increasing interest expense $167,000.  Also contributing to this increase was a four basis point increase in the average rate on interest-bearing liabilities, from 1.45% for the six months ended June 30, 2016 to 1.49% for the six months ended June 30, 2017, which had the effect of increasing interest expense by $40,000.  The average interest rate spread decreased from 3.43% for the six months ended June 30, 2016, to 3.41% for the same period in 2017 while the net interest margin decreased from 3.56% for the six months ended June 30, 2016 to 3.55% for the six months ended June 30, 2017.

As was the case for the quarter, the $5,000, or 4.5% decrease in the provision for loan losses for the six months ended June 30, 2017 compared to the six months ended June 30, 2016 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at June 30, 2017.

The $176,000, or 15.4% increase in non-interest income for the six months ended June 30, 2017 over the comparable period in 2016 was primarily attributable to $166,000 in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank which began operations on August 1, 2016,  a $66,000, or 8.7% increase in net gain on the sales of residential mortgage loans, a $9,000 decrease in loss on sales and write-downs of other real estate owned, and a $6,000 increase in other non-interest income, offset by a $41,000 decrease in the gain on the sale of SBA loans, a $22,000  decrease in mortgage banking and title abstract fees, and an $8,000 decrease in other fees and services charges.

The $659,000, or 20.5% increase in non-interest expense for the six months ended June 30, 2017 compared to the same period in 2016 was primarily attributable to a $481,000, or 22.0% increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations and the launch of  Quaint Oak Insurance Agency on August 1, 2016, a $118,000, or 44.2% increase in other non-interest expense, a $29,000 increase in occupancy and equipment expense, a $24,000 increase in amortization of other intangible related to the renewal rights of the book of business acquired from Signature Insurance Services, LLC on August 1, 2016, a $19,000 increase in FDIC insurance assessment, and a $17,000 increase in advertising expense.  These increases were partially offset by a $13,000 decease in professional fees, an $11,000 decrease in other real estate owned expense, and a $5,000 decrease in directors' fees and expenses.

The provision for income tax decreased $52,000, or 13.0%, from $400,000 for the six months ended June 30, 2016 to $348,000 for the six months ended June 30, 2017 due primarily to the decrease in our effective tax rate which decreased from 38.4% for the six months ended June 30, 2016 to 33.4% for the six months ended June 30, 2017 primarily due to a tax deduction taken during the six months ended June 30, 2017 related to the exercise of non-qualified stock options during this same period.

The Company's total assets at June 30, 2017 were $229.1 million, an increase of $13.0 million, or 6.0%, from $216.2 million at December 31, 2016.  This growth in total assets was primarily due to a $12.2 million, or 6.9%, increase in loans receivable, net, and a $2.5 million, or 53.2% increase in loans held for sale.   These increases were partially offset by a $1.4 million, or 15.3% decrease in cash and cash equivalents, a $733,000, or 12.0% decrease in investment in interest-earning time deposits, and a $662,000, or 6.9% decrease in investment securities available for sale.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $7.5 million, or 9.6%, multi-family residential loans which increased $6.2 million, or 42.1%, and commercial business loans which increased $1.4 million, or 15.2%.  These increases were partially offset by a $1.9 million, or 3.8% decrease in one-to-four family residential non-owner occupied loans and a $615,000, or 4.0% decrease in construction loans.

Total deposits increased $2.1 million, or 1.2%, to $179.1 million at June 30, 2017 from $177.0 million at December 31, 2016.  This increase in deposits was primarily attributable to increases of $1.2 million, or 20.3% in non-interest bearing checking accounts, $1.2 million, or 3.8% in money market accounts, and $460,000, or 0.3% in certificates of deposit, partially offset by a $458,000, or 38.5% decrease in passbook accounts and a $261,000, or 14.6% decrease in savings accounts.

Total Federal Home Loan Bank borrowings increased $10.0 million, or 64.5%, from $15.5 million at December 31, 2016 to $25.5 million at June 30, 2017.  During the six months ended June 30, 2017,  the Company borrowed $3.0 million of short-term and $7.0 million of long-term fixed rate borrowings primarily to fund loans.

Total stockholders' equity increased $965,000, or 4.6%, to $21.8 million at June 30, 2017 from $20.8 million at December 31, 2016.  Contributing to the increase was net income for the six months ended June 30, 2017 of $695,000, common stock earned by participants in the employee stock ownership plan of $92,000, amortization of stock awards and options under our stock compensation plans of $64,000, the reissuance of treasury stock for exercised stock options of $193,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $68,000, and a decrease in other comprehensive loss of $30,000.  These increases were partially offset by dividends paid of $172,000 and the purchase of treasury stock of $5,000.

Non-performing loans amounted to $1.7 million, or 0.89% of net loans receivable at June 30, 2017, consisting of twelve loans, six of which are on non-accrual status and six of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.9 million, or 1.06% of net loans receivable at December 31, 2016, consisting of fourteen loans, seven of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2017 include seven one-to-four family non-owner occupied residential loans, two one-to-four family owner occupied residential loans, two commercial real estate loans, and one construction loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended June 30, 2017, no new loans were placed on non-accrual status and three loans previously on non-accrual status were paid-off. The allowance for loan losses as a percent of total loans receivable was 0.89% at June 30, 2017, and 0.90% at December 31, 2016.

Other real estate owned, net amounted to $185,000 at June 30, 2017, consisting of one property.  This compares to three properties totaling $435,000 at December 31, 2016.  During the quarter ended June 30, 2017, one property with a carrying value of $148,000 was sold and an $18,000 loss was recognized. The Company is in the process of marketing the remaining property for sale.  Non-performing assets amounted to $1.9 million, or 0.82% of total assets at June 30, 2017 compared to $2.3 million, or 1.07% of total assets at December 31, 2016.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank, a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania that conducts business through its two regional offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At June 30, 2017	At December 31, 2016
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$7,875	$9,300
Investment in interest-earning time deposits	5,365	6,098
Investment securities available for sale at fair value	8,893	9,555
Loans held for sale	7,219	4,712
Loans receivable, net of allowance for loan losses (2017: $1,690; 2016: $1,605)	189,046	176,807
Accrued interest receivable	875	862
Investment in Federal Home Loan Bank stock, at cost	1,134	713
Bank-owned life insurance	3,772	3,728
Premises and equipment, net	2,093	1,730
Goodwill	515	515
Other intangible, net of accumulated amortization	441	465
Other real estate owned, net	185	435
Prepaid expenses and other assets	1,727	1,243
Total Assets	$229,140	$216,163

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$7,040	$5,852
Interest-bearing	172,063	171,155
Total deposits	179,103	177,007
Federal Home Loan Bank advances	25,500	15,500
Accrued interest payable	147	142
Advances from borrowers for taxes and insurance	2,163	2,210
Accrued expenses and other liabilities	472	514
Total Liabilities	207,385	195,373
Stockholders' Equity	21,755	20,790
Total Liabilities and Stockholders' Equity	$229,140	$216,163

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Interest Income	$2,604	$2,270	$5,119	$4,432
Interest Expense	715	622	1,409	1,202
Net Interest Income	1,889	1,648	3,710	3,230
Provision for Loan Losses	64	66	106	111
Net Interest Income after Provision for Loan Losses	1,825	1,582	3,604	3,119
Non-Interest Income	961	701	1,318	1,142
Non-Interest Expense	1,988	1,642	3,879	3,220
Income before Income Taxes	798	641	1,043	1,041
Income Taxes	274	239	348	400
Net Income	$524	$402	$695	$641

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.28	$0.23	$0.38	$0.36
Average shares outstanding – basic	1,865,612	1,775,829	1,851,945	1,765,078
Earnings per share – diluted	$0.26	$0.21	$0.35	$0.33
Average shares outstanding - diluted	2,008,404	1,938,627	1,993,280	1,930,675
Book value per share, end of period	$11.21	$10.60	$11.21	$10.60
Shares outstanding, end of period	1,940,290	1,873,133	1,940,290	1,873,133

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	4.96%	4.88%	4.90%	4.88%
Average rate on interest-bearing liabilities	1.51%	1.46%	1.49%	1.45%
Average interest rate spread	3.45%	3.42%	3.41%	3.43%
Net interest margin	3.60%	3.54%	3.55%	3.56%
Average interest-earning assets to average interest-bearing liabilities	111.03%	109.19%	110.81%	109.23%
Efficiency ratio	69.76%	70.14%	77.16%	74.07%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.89%	0.98%	0.89%	0.98%
Non-performing assets as a percent of total assets	0.82%	1.43%	0.82%	1.43%
Allowance for loan losses as a percent of non-performing loans	100.20%	94.38%	100.20%	94.38%
Allowance for loan losses as a percent of total loans receivable	0.89%	0.91%	0.89%	0.91%
Texas Ratio (2)	8.32%	13.60%	8.32%	13.60%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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